UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 17, 2004

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50307 (Commission File Number)	13-3711155 (IRS Employer Identification No.)

7005 Southfront Road, Livermore, CA (Address of Principal Executive Offices)	94551 (Zip Code)

Registrant’s telephone number, including area code: (925) 290-4000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On November 17, 2004, FormFactor, Inc. (the “Company”) executed a letter agreement with Joseph R. Bronson, which provides for his employment as President of the Company, effective as of November 17, 2004. The letter agreement provides that Mr. Bronson will be paid a salary of $300,000 per year, is eligible to receive a bonus with target at 100% of base salary and certain equity awards. Additionally, pursuant to the letter agreement, Mr. Bronson is being paid a sign-on bonus of $20,000 and is given a housing allowance of $3,000 per month. Pursuant to the letter agreement, Mr. Bronson was granted, as of November 17, 2004, options to purchase 200,000 shares of the Company stock with an exercise price of $26.02 per share which vest over 4 years, with 25% vesting on November 17, 2005, and the remainder vesting monthly over the following 3 years. Also, pursuant to the letter agreement, Mr. Bronson was granted, as of November 17, 2004, restricted stock units which represent the right to receive 38,432 shares of Company stock upon vesting. The restricted stock units vest in four equal installments on January 1 of each of 2006, 2007, 2008 and 2009.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

     The Company has notified NASDAQ that due to the appointment of Joseph R. Bronson as President of the Company and his resignation from the audit committee of the Company’s board of directors consistent with SEC rules and regulations and NASDAQ “director independence” requirements, the Company is beginning a search for an additional independent director, who will be a “financial expert”, to serve on its audit committee. The Company intends to identify a qualified independent director within NASDAQ’s applicable grace period to ensure that it continues to be in compliance with Rule 4350(d) of the NASDAQ Marketplace Rules regarding the composition of the audit committee.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On November 17, 2004, the Company announced the appointment of Joseph R. Bronson as President, joining Chief Executive Officer Igor Khandros in the newly formed “Office of the CEO.” Mr. Bronson has served as a director of the Company and chairman of its audit committee since April 2002. Mr. Bronson served on the compensation committee from April 2002 through October 22, 2004. Mr. Bronson will remain a director of the Company but is resigning his position on the audit committee. The Company is beginning a search for an additional independent director, who will be a “financial expert”, to serve on its audit committee.

     Mr. Bronson, 56, previously served as Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor wafer fabrication equipment, from December 2000 to November 2004, and as a member of the Office of the President and the Chief Financial Officer of Applied Materials from January 1998 to November 2004. Mr. Bronson also served as a Senior Vice President and as the Chief Administrative Officer of Applied Materials from January 1998 to December 2000 and as Group Vice President of Applied Materials from April 1994 to January 1998. Mr. Bronson serves on the Board of Directors of one publicly traded company, Jacobs Engineering Group Inc., in addition to FormFactor. Mr. Bronson is a Certified Public Accountant and holds a B.S. in accounting from Fairfield University and a M.B.A. from the University of Connecticut.

     Since January 1, 2003, Mr. Bronson has received $37,000 and options to purchase 12,500 shares for his services as a director.

     In connection with Mr. Bronson’s appointment as the Company’s President, Igor Khandros has resigned from the role of President effective November 17, 2004. Dr. Khandros remains the Company’s Chief Executive Officer, as well as a member of the Board of Directors, and will share responsibility with Mr. Bronson in the Office of the CEO.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description
99.1	Press release announcing the appointment of Joseph R. Bronson as President

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORMFACTOR, INC.
Date: November 18, 2004	By:	/s/ Jens Meyerhoff
		Name:	Jens Meyerhoff
		Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release announcing the appointment of Joseph R. Bronson as President